Exhibit 99.1

RealPage Announces New Chief Customer Officer
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CARROLLTON, Texas (February 9, 2015) - RealPage, Inc. (NASDAQ:RP), a leading provider of on-demand software and software-enabled services to the rental housing industry, today announced that Daryl Rolley has been hired as Chief Customer Officer responsible for sales, marketing, customer success management, and global shared services. In addition, Rolley will oversee the company’s spend management solutions leveraging his more than 25 years’ experience managing global sales and operations at Ventyx, Ariba and FreeMarkets.

According to Steve Winn, CEO of RealPage, “Daryl is a great hire for RealPage and brings more depth to our executive ranks. He has a successful track record leading large enterprise sales organizations and expanding international operations. With his extensive experience managing large vendor networks and spend management solutions, we expect Daryl to help sharpen our focus on revenue growth over the long term.”

“I am excited to join the RealPage team,” said Rolley. “RealPage has an impressive track record of innovation and has built a strong, integrated platform of solutions. I look forward to leveraging my experience to accelerate revenue growth, assist in continuous process improvement to drive margin expansion and to help build upon the company’s leadership position within the market.”

Rolley led global operations for Ariba where he helped grow revenue from $300 million in 2007 to $550 million in 2012. He started his career with McKinsey & Company working as an engagement manager in Pittsburgh and São Paulo, Brazil. He earned his MBA from the University of Pennsylvania and his bachelor’s in chemical engineering from Purdue University. Rolley will report directly to Steve Winn, and the company expects no disruption as the functional leaders of sales, marketing, customer success management and global shared services will remain in place.

About RealPage

RealPage, Inc. is a leading provider of comprehensive property management software solutions for the multifamily, commercial, single-family and vacation rental housing industries. These solutions help property owners increase efficiency, decrease expenses, enhance the resident experience and generate more revenue. Using its innovative SaaS platform, RealPage's on-demand software enables easy system integration and streamlines online property management. Its product line covers the full spectrum of property management, leasing and marketing, asset optimization, and resident management solutions. Founded in 1998 and headquartered in Carrollton, Texas, RealPage currently serves over 10,000 clients worldwide from offices in North America, Europe and Asia. For more information about the company, visit http://www.realpage.com

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Contact:
Media Relations
Karen McDonald
(972) 820-3718
karen.mcdonald@realpage.com